Exhibit 11

                            DYNCORP AND SUBSIDIARIES
                    COMPUTATIONS OF EARNINGS PER COMMON SHARE
                 (Dollars in Thousands Except Per Share Amounts)

                                     Three Months Ended       Six Months Ended
                                   June 26,      June 27,    June 26,  June 27,
                                   1997          1996        1997      1996
PRIMARY AND FULLY DILUTED
Earnings:
 Earnings from continuing
 operations before
 extraordinary item               $2,035        $3,553      $4,346      $5,794
 Discontinued operations               -           865           -         865

 Net earnings                      2,035         4,418       4,346       6,659
 Preferred stock Class C
  dividends not declared or
  recorded                             -          (558)          -      (1,092)

 Common stockholders' share
  of earnings                     $2,035        $3,860      $4,346      $5,567

 Shares:
  Weighted average common
   shares outstanding          8,863,265     8,427,168   8,732,800   8,483,667
  Common stock issuable
   upon exercise of warrants   1,416,259     3,247,372   1,931,871   3,254,338
  Common stock issuable upon
   exercise of stock options     136,430         2,387     131,860       2,387

                              10,415,954    11,676,927  10,796,531  11,740,392

 Earnings from continuing
  operations before
  extraordinary item               $0.20         $0.26       $0.40       $0.40
 Discontinued operations               -          0.07           -        0.07

Common stockholders' share
 of earnings                       $0.20         $0.33       $0.40       $0.47